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                                                                    Exhibit 12.2


                              AT&T Broadband Corp.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)



From the date of inception on December 14, 2001 through June 30, 2002, AT&T Broadband Corp. had no operations.